 As filed with the Securities and Exchange Commission on December 16, 1999
File No. 333- ______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CABLETRON SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	04-2797263 (I.R.S. Employer Identification No.)

35 Industrial Way
Rochester, New Hampshire 03867
(603) 332-9400
(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Eric Jaeger
Executive Vice President
Cabletron Systems, Inc.
35 Industrial Way
Rochester, New Hampshire 03867
332-9400
__________________________________
(Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:
David A. Fine, Esq.
Ropes & Gray
One International Place
Boston, MA 02110
(617) 951-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

CALCULATION OF REGISTRATION FEE

Title of Shares To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.01 par value	10,000	$23.4375	$234,375.00	$62

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) on the basis of the high and low sale price of Cabletron Systems, Inc. Common Stock, par value $0.01, reported on the New York Stock Exchange Composite Transaction Tape on December 10, 1999. THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 14, 1999

PROSPECTUS
10,000 Shares

CABLETRON SYSTEMS, INC.

Common Stock

This prospectus relates to the offer and sale from time to time by Jeffrey Churchill, a former Cabletron employee, of a total of 10,000 shares of common stock of Cabletron Systems, Inc. These shares were obtained by the seller from Craig R. Benson, a director of Cabletron Systems, Inc, in a private transaction on April 15, 1999. Cabletron Systems, Inc. will not receive any of the proceeds from the sale of the shares by the seller.

Cabletron Systems, Inc.'s common stock is listed on the New York Stock Exchange under the symbol "CS." On December 13, 1999, the last reported sale price of the common stock on the New York Stock Exchange Composite Tape was $25.50 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANYSTATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 14, 1999.

OUR COMPANY

Founded in 1983, Cabletron Systems, Inc. ("the Company" or "Cabletron") develops, manufactures, markets, installs and support standards-based Ethernet, Fast Ethernet, Gigabit Ethernet, Token Ring, fiber distributed data interface ("FDDI"), asynchronous transfer mode ("ATM") and wide area networks ("WAN") networking solutions. Enhancing the Company's award-winning networking products solutions, Cabletron's professional services team offers their expertise to improve performance, productivity and profi enterprise network life cycle. Through its intelligent switching and enterprise management products, the Company provides the foundation for a smarter network that ties together existing equipment with newer products and applications for a strategic enterprise that's more in line with the short- and long-term goals of an organization. The Company provides its leading edge business solutions to global customers for enterprise connectivity, service provider infrastructures, software and professional services. ant operations in the United States, Europe, Pacific Rim and in other industrialized areas of the world. With flexible and scalable products designed for Fortune 1000 enterprise networks, service providers and small businesses, Cabletron is a business communications specialist that provides intelligent, reliable, and cost-effective business solutions for the information age.

Cabletron is a Delaware corporation organized in 1988. The executive offices of Cabletron are located at 35 Industrial Way, Rochester, New Hampshire 03867, and its telephone number is (603) 332-9400. Its website is located at http://www.cabletron.com.

MARKETPLACE INFORMATION

The following table sets forth the high and low sale prices for the Company's Common Stock as reported on the New York Stock Exchange (symbol - CS) during the last three fiscal years ended February 28. As of May 17, 1999, the Company had approximately 3,540 stockholders of record. The Company has paid no dividends on its Common Stock and anticipates it will continue to reinvest earnings to finance future growth.

Fiscal 2000	High	Low
First quarter Second quarter Third quarter Fourth quarter (through December 10, 1999)	$15.00 17.50 25.00 $23.94	$ 7.25 11.13 14.13 $21.31
Fiscal 1999
First quarter Second quarter Third quarter Fourth quarter	$15.56 14.31 15.31 $14.38	$12.50 6.63 6.63 $ 7.69
Fiscal 1998
First quarter Second quarter Third quarter Fourth quarter	$46.50 46.13 36.25 $23.50	$27.50 27.88 22.94 $12.63

PLAN OF DISTRIBUTION

The Shares covered by this prospectus may be effected by the Selling Stockholders through broker-dealers from time to time in one or more transactions on the New York Stock Exchange (which may involve crosses or block transactions), at market prices prevailing at the time of sale. Any such broker-dealer will be entitled to receive a negotiated commission per share on its sales of the Shares.

WHERE TO FIND MORE INFORMATION

Cabletron files with the SEC, annual, quarterly and current reports, proxy statements and other information. You may read and copy reports, statements or other information filed by Cabletron at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Copies of the SEC filings made by Cabletron also are available to the public from commercial document retrieval services and at the y the SEC at "http://www.sec.gov."

Cabletron has filed a registration statement with the SEC with respect to the shares of common stock offered hereby. This prospectus is a part of that registration statement. However, as allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows Cabletron to "incorporate by reference" into this document information contained in another document that it may have filed separately with the SEC and that is publicly available. The information so incorporated by reference is deemed to be part of this prospectus, except to the extent it has been superseded by information that appears in this prospectus. This prospectus incorporates by reference the documents set forth below that previously have been filed with the SEC. These documents co ut Cabletron and its finances.

Cabletron SEC Filings (File No. 1-10228)	Period
Annual Report on Form 10-K
Quarterly Report on Form 10-Q
Quarterly Report on Form 10-Q
Current Report on Form 8-K
Amended Annual Report on Form 10-K/A for
    fiscal year ended February 28, 1998
Amended Quarterly Report on Form 10-Q/A
    for quarter ended May 31, 1998
Amended Quarterly Report on Form 10-Q/A
    for quarter ended August 31, 1998
Amended Quarterly Report on Form 10-Q/A
    for quarter ended November 30, 1998
Current Report on Form 8-K/A
Registration Statement on Form S-8	Fiscal year ended February 28, 1999
Quarter ended May 31, 1999
Quarter ended August 31, 1999
Filed on June 16, 1999

Filed on July 23, 1999

Filed on July 16, 1999

Filed on July 21, 1999

Filed on July 21, 1999
Filed on July 23, 1999
Filed on July 29, 1999

We are also incorporating by reference any additional documents that Cabletron may file with the SEC after the date of this Prospectus and completion of the sale of the shares offered hereby.

You may obtain, without charge, copies of documents incorporated by reference in this document by requesting them in writing or by telephone from:

Eric Jaeger
Executive Vice President
Cabletron Systems, Inc.
35 Industrial Way
Rochester, New Hampshire 03867
(603) 332-9400

LEGAL MATTERS

The validity of the shares offered by this prospectus have been passed upon by Ropes & Gray.

EXPERTS

The consolidated financial statements and schedules of Cabletron Systems, Inc. as of February 28, 1999 and 1998, and for each of the years in the three-year period ended February 28, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet as of February 28, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows in the two year period then ended have been restated as discussed in Note 2(b) therein.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the securities described in this Registration Statement, other than the underwriting discount. All amounts, except the SEC registration fees estimated.

SEC registration fee Miscellaneous Total	$ 62 10,000 $ 10,062

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the c er, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his 45 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the bes nd except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the C court shall deem proper.

Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholder ot in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends and unlawful stock purchase and redemption), or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant's Restated Certificate of Incorporation, as amended, provides that the Company's Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. The Restated Certificate of Incorporation, as amended, further provides that the Registrant sh officers to the full extent permitted by the law of the State of Delaware.

ITEM 16. EXHIBITS

Exhibit Number	Description of Exhibit
5.1	Opinion of Ropes & Gray with respect to the validity of the securities (filed herewith).
23.1	Consent of KPMG LLP (filed herewith)
23.3	Consent of Ropes & Gray (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature pages).

ITEM 17. UNDERTAKINGS

The Registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any d or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

 (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the se he offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(e) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (o gistrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction on the question whether such indemnification by it is against public policy as e governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, The State of New Hampshire, on this 14th day of December, 1999.

CABLETRON SYSTEMS, INC.

By:	/S/	Piyush Patel
Piyush Patel President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints each of Piyush Patel and David J. Kirkpatrick, each with full power of substitution, his true and lawful attorney-in-fact and agent with full power to him to sign for him and in his name in the capacities indicated below any and all amen e amendments) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, and he hereby ratifies and confirms his signature as it may be signed by said attorney to any and all such amendments.

Signature	Capacity	Date
/S/ Piyush Patel Piyush Patel	President, Chief Executive Officer, and Chairman	December 14, 1999
/S/ David J. Kirkpatrick David J. Kirkpatrick	Corporate Executive Vice President of Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 14, 1999
/S/ Craig R. Benson Craig R. Benson	Director	December 14, 1999
/S/ Paul R. Duncan Paul R. Duncan	Director	December 14, 1999
/S/ Donald F. McGuinness Donald F. McGuinness	Director	December 14, 1999
/S/ Michael D. Myerow Michael D. Myerow	Secretary and Director	December 14, 1999

EXHIBIT INDEX

Number	Title of Exhibit

5.1	Opinion of Ropes & Gray.
23.1	Consent of KPMG LLP.
23.2	Consent of Ropes & Gray.
24.1	Power of Attorney.

EXHIBIT 5.1

December 14, 1999

Cabletron Systems, Inc.
35 Industrial Way
Rochester, NH 03867

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 10,000 shares of common stock, par value $0.01 per share (the "Shares"), of Cabletron Systems, Inc., a Delaware corporation (the "Company"), in connection with the resale of the shares by Jeffrey Churchill as described in the Registration Statement.

For purposes of this opinion, we have examined the Registration Statement and such other documents as we have deemed appropriate.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, validly issued and are fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray

Ropes & Gray

EXHIBIT 23.1

The Board of Directors
Cabletron Systems, Inc.:

We consent to the use of our reports incorporated herein by reference.

KPMG LLP

Boston, Massachusetts

December 14, 1999